August 20, 1996


Acrodyne Communications, Inc.
516 Township Line Road
Blue Bell, Pa.  19422

This letter supersedes our letter agreement of January 1996.

Gentlemen:

You have agreed that Colin Winthrop & Co., Inc. ("Colin Winthrop") may act as financial consultant to Acrodyne communications, Inc., a Delaware Corporation ("Acrodyne") in connection with corporate finance transactions and other financial service matters. Colin Winthrop hereby agrees to make such time available to the business of the Acrodyne as Acrodyne may reasonably request, and to promote the best interests of Acrodyne without jeopardizing any fiduciary duties owed to any of its other clients.

This agreement shall be effective on august 20, 1996 and shall expire on November 19, 1996, subject to renewal as set forth below. As full compensation for all services rendered to Acrodyne pursuant to this agreement during the period from August 20, 1996 until November 19, 1996, Acrodyne will issue to Colin Winthrop warrants to purchase up to one hundred forty thousand (140,000) shares of Acrodyne's common stock, par value $.01 per share, exercisable at $4.50 per share on substantially the terms set forth in the form of warrants previously given to us and Acrodyne will pay to Colin Winthrop the sum of $58,400.00 upon the execution of this agreement.

Colin Winthrop agrees not to disclose to any third party any confidential plans or other business information which is furnished by Acrodyne to Colin Winthrop. This agreement has been executed and delivered in the Commonwealth of Pennsylvania and shall be governed by the laws of such state. This agreement shall be binding upon and enforceable against, the successors and permitted assigns of each of the undersigned. This agreement may not be assigned by a party hereto without the prior written consent of the other party.

Colin Winthrop agrees that Acrodyne may renew this consulting agreement for no more than two successive three month periods after the expiration of the initial term, in Acrodyne's sole discretion, and that during each renewal term, if any, the consideration to be paid by Acrodyne to Colin Winthrop during such period shall be an amount of warrants as shall be mutually acceptable to Colin Winthrop and Acrodyne: provided however, that Acrodyne will not issue more than an aggregate of 140,000 warrants @ $4.50 (including those issued during the initial term hereof). In addition, if Acrodyne dies renew the agreement, Acrodyne agrees to pay Colin Winthrop the sum of $25,000.00 upon each of the two potential renewal periods, so that the maximum amount paid if the two renewal periods, so that the maximum amount if the two renewal periods are renewed by Acrodyne is $50,000.00.

Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Very truly yours,

Colin Winthrop & Co., Inc.



By:_________________________
   Jack Skidell
   President


Agreed to and accepted
this 20th day of August, 1996:

Acrodyne Communications, Inc.


By: ________________________
A. Robert Mancuso
   President & CEO